                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                    Computer Network Technology Corporation
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

LOGO

COMPUTER NETWORK TECHNOLOGY CORPORATION
605 NORTH HIGHWAY 169, SUITE 800
MINNEAPOLIS, MINNESOTA 55441
(612) 797-6000

                                                                  April 4, 1996

Dear Shareholder:

  You are cordially invited to attend the Annual Meeting of the Shareholders of Computer Network Technology Corporation (the "Company") at the Marriott City Center, 30 South Seventh Street, Minneapolis, Minnesota, on Friday, May 17, 1996, beginning at 10:00 a.m.

  The Secretary's Notice of the Annual Meeting and the Proxy Statement that appear on the following pages describe the matters scheduled to come before the meeting. At the meeting, I will discuss the Company's performance in 1995 and report on current items of interest to our shareholders. In addition, certain members of the Company's Board of Directors and officers of the Company, as well as representatives of KPMG Peat Marwick LLP, the Company's independent auditors, will be available to answer your questions.

  I hope you will be able to attend the meeting in person and look forward to seeing you. PLEASE MARK, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS QUICKLY AS POSSIBLE, EVEN IF YOU PLAN TO ATTEND THE MEETING. If you attend the meeting you may withdraw any proxy previously given and vote your shares in person.

  On behalf of your Board of Directors and the Company's employees, thank you for your support of and interest in the Company.

                                          Sincerely,

                                       LOGO
                                          John A. Rollwagen
                                          Chairman of the Board

LOGO
COMPUTER NETWORK TECHNOLOGY CORPORATION
605 NORTH HIGHWAY 169, SUITE 800
MINNEAPOLIS, MINNESOTA 55441
(612)797-6000
     -------------------------------------------------------------
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 17, 1996
     -------------------------------------------------------------

TO OUR SHAREHOLDERS:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Computer Network Technology Corporation, a Minnesota corporation (the "Company"), will be held on Friday, May 17, 1996 at the Marriott City Center, 30 South Seventh Street, Minneapolis, Minnesota, beginning at 10:00 a.m. for the following purposes:

  (1) To fix the number of directors at four and to elect four persons to the Board of Directors to serve until the next Annual Meeting of the Shareholders;

  (2) To amend the 1992 Stock Award Plan to increase the number of shares authorized for issuance thereunder from 3,250,000 to 4,350,000; to provide for the automatic grant of certain stock options to nonemployee directors upon initial election or appointment to the Executive Committee of the Board and upon initial election as Chairman or Vice Chairman of the Board; and to increase the maximum number of shares subject to options that can be awarded to any single employee during any calendar year to 750,000;

  (3) To amend the 1992 Employee Stock Purchase Plan to increase the number of shares authorized for issuance thereunder from 400,000 to 450,000 and to limit the number of shares that may be purchased thereunder to 5,000 per Participant for any annual Purchase Period;

  (4) To ratify and approve the appointment of KPMG Peat Marwick LLP as independent auditors for the year ending December 31, 1996; and

  (5) To transact other business that may properly come before the meeting.

  Shareholders of record on March 20, 1996 are the only persons entitled to notice of and to vote at the meeting.

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       LOGO
April 4, 1996                          Lewis Shender,
Minneapolis, Minnesota                 Secretary

LOGO
COMPUTER NETWORK TECHNOLOGY CORPORATION
605 NORTH HIGHWAY 169, SUITE 800
MINNEAPOLIS, MINNESOTA 55441
(612) 797-6000
                            ----------------------
                                PROXY STATEMENT
                            ----------------------

                        ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 17, 1996

                                    GENERAL

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Computer Network Technology Corporation (the "Company") of proxies to be voted at the Annual Meeting of the Shareholders of the Company (the "Annual Meeting") to be held on Friday, May 17, 1996 at the Marriott City Center, 30 South Seventh Street, Minneapolis, Minnesota, beginning at 10:00 a.m., and at any adjournments thereof. This Proxy Statement and the accompanying proxy card are furnished in connection with the proxy solicitation and are being mailed to shareholders beginning approximately April 4, 1996. Shares represented by properly executed and returned proxies will, unless otherwise specified on the proxy card, be voted FOR Items 1, 2, 3 and 4 as set forth on the proxy card and be voted in the discretion of the proxy holders as to any other matter that may properly come before the meeting. A shareholder voting through a proxy who abstains with respect to a certain proposal is considered to be present and entitled to vote on such proposal at the meeting, and is in effect a negative vote, but a shareholder (including a broker) who does not give authority to a proxy holder to vote, or withholds authority to vote, on a certain proposal shall not be considered present and entitled to vote on such proposal.

  The proxy may be revoked at any time prior to its exercise by providing written notice of revocation or another proxy bearing a later date to the Secretary of the Company at the address set forth above.

  The Company will pay expenses incurred in connection with the solicitation of proxies. Proxies are being solicited by mail and may also be solicited personally, by telephone, by electronic mail, or by facsimile by directors, officers, and other employees of the Company without additional compensation to them. The Company has requested brokerage houses, nominees, custodians, and fiduciaries to forward solicitation material to the beneficial owners of Common Stock of the Company and will reimburse such persons for their expenses.

  Shareholders of record on March 20, 1996 are the only persons entitled to vote at the Annual Meeting. As of that date, there were issued and outstanding 23,124,610 shares of Common Stock, the only authorized and issued voting security of the Company. Each shareholder is entitled to one vote for each share held.

                             ELECTION OF DIRECTORS
                            (ITEM 1 ON PROXY CARD)

  The By-Laws of the Company provide that the number of directors that constitute the Board shall be fixed from time to time by the shareholders of the Company and that directors shall be elected at the Annual Meeting and shall hold office until the next Annual Meeting of shareholders and until their successors are elected and qualified. The Board recommends that the number of directors constituting the Board be set at four and nominates the four persons named below for election as directors.

  The accompanying proxy will be voted in favor of the election of the following nominees as directors, each of whom is currently a director, unless the shareholder giving the proxy indicates to the contrary on the proxy. All nominees have agreed to stand for election at the Annual Meeting. If any nominee is not available as a candidate for director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board to fill such vacancy, unless the shareholder giving the proxy indicates to the contrary on the proxy.

  The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock of the Company entitled to vote on the election of directors and present, in person or by proxy, at the Annual Meeting is required for election to the Board of each of the four nominees named below.

NOMINEES TO THE BOARD

  BRUCE T. COLEMAN, 56 years of age, has been Acting President and Chief Executive Officer of the Company and a director since December 1995. Since September 1991, Mr. Coleman has served as the Chief Executive Officer of El Salto Advisors, a consulting firm that provides advice and interim CEO services to companies. From 1988 to 1991, Mr. Coleman managed Information Science, Inc., a human resource software and service company. Mr. Coleman was the President, Chief Executive Officer, and a director of Boole and Babbage, Inc., which develops and markets software products, from 1985 to 1988. Mr. Coleman is also a director of Printronix, Inc.

  ERWIN A. KELEN, 60 years of age, has been a director since June 1988 and Vice Chairman of the Board since December 1995. Mr. Kelen is a private investor. From 1984 to 1990, Mr. Kelen was President and Chief Executive Officer of DataMyte Corporation, a wholly owned subsidiary of Allen Bradley Co. Mr. Kelen is also a director of Printronix, Inc., Insignia Systems, Inc., and CyberOptics Corporation.

  LAWRENCE PERLMAN, 57 years of age, has been a director since June 1988. From January 1990 to November 1992, Mr. Perlman was President and Chief Executive Officer of Ceridian Corporation, formerly Control Data Corporation ("CDC"), and has been Chairman and Chief Executive Officer since November 1992. Mr. Perlman also serves as a director of Ceridian Corporation, Bio-Vascular, Inc., Seagate Technology, Inc., and Valspar Corporation. He is a graduate of Carleton College and Harvard Law School.

  JOHN A. ROLLWAGEN, 55 years of age, has been a director since June 1993 and Chairman of the Board since December 1995. Mr. Rollwagen is a private investor. From January 1993 to May 1993, Mr. Rollwagen served as U.S.
Department of Commerce Deputy Secretary-Designate. Mr. Rollwagen served in executive capacities with Cray Research, Inc. ("Cray") beginning in 1975, and, from 1981 to January 1993, Mr. Rollwagen served as Chairman and Chief Executive Officer of Cray. Mr. Rollwagen serves as a director of Minnesota Brewing Co. and BroadBand Technologies, Inc. He is a graduate of The Massachusetts Institute of Technology and Harvard Graduate School of Business Administration.

MEETINGS AND COMMITTEES OF THE BOARD

  The Board held seven meetings during 1995 and otherwise conducted business by written resolutions signed by all directors. Each director attended at least 75% of the total number of meetings of the Board plus the total number of meetings of all committees on which he served.

  The Audit Committee recommends to the Board the selection of independent auditors, reviews the activities and reports of the independent auditors, and reviews the internal accounting controls of the Company. The Audit Committee is comprised of Messrs. Kelen, Perlman, and Rollwagen. The Audit Committee held two meetings in 1995.

  The Compensation Committee recommends to the Board the compensation for the President and the other executive officers, grants awards under and administers the 1992 Stock Award Plan (the "Stock Award Plan"), and administers the 1992 Employee Stock Purchase Plan (the "Stock Purchase Plan"). The Compensation Committee is composed of Messrs. Kelen and Perlman; Mr. Rollwagen was a member of the committee until December 12, 1995. The Compensation Committee held six meetings in 1995 and otherwise conducted business by written resolutions signed by the committee members.

  The Board established the Executive Committee in December 1995. The Executive Committee possesses the power and authority to act on behalf of the Board between meetings of the Board. The Executive Committee is comprised of Messrs. Kelen, Perlman and Rollwagen. The Executive Committee held one meeting in 1995.

  The Board does not have a nominating committee.

COMPENSATION OF DIRECTORS

  Directors who are not employees of the Company or Chairman of the Board or Vice Chairman of the Board are paid a retainer of $2,500 per quarter, plus reimbursement of out-of-pocket expenses incurred on behalf of the Company. During 1995, the Company paid Mr. Perlman cash compensation of $10,000. Messrs. Rollwagen and Kelen received $2,500 per calendar quarter as nonemployee directors until they were elected as Chairman and Vice Chairman, respectively. In consideration of his service as Chairman, Mr. Rollwagen receives $12,000 per calendar month. Mr. Kelen receives $8,000 per calendar month in consideration of his service as Vice Chairman. Because their elections as Chairman and Vice Chairman occurred on December 12, 1995, Messrs. Rollwagen's and Kelen's quarterly payments and payments in consideration of their services in such offices were prorated to such date. During 1995, Mr. Rollwagen earned $17,350 and Mr. Kelen earned $14,800 in cash compensation. Each nonemployee director also receives automatic annual grants of options to purchase shares of Common Stock under the Stock Award Plan. In 1995, Messrs. Kelen, Perlman, and Rollwagen each received automatic annual option grants to purchase 20,000 shares of Common Stock under the Stock Award Plan. Mr. Rollwagen also received a grant of a nonqualified option to purchase 100,000 shares of Common Stock in consideration of his agreement to provide services to the Company as its Chairman. Mr. Coleman is not considered a nonemployee director and, consequently, does not receive a quarterly retainer or automatic annual grants of options as described in this paragraph.

  In 1995, the Board adopted an amendment to the 1992 Stock Award Plan, subject to shareholder approval, providing that each nonemployee director who is elected or appointed to the Executive Committee of the Board shall receive a one-time grant of an option to purchase 33,333 shares of Common Stock. In addition, any such director elected or appointed to the Executive Committee and elected to serve as Chairman or Vice Chairman shall receive, respectively, an additional one-time grant of a stock option to purchase 66,667 and 33,333 shares of Common Stock. Under these provisions, Messrs. Kelen and Perlman received, respectively, additional options to purchase 66,666 and 33,333 shares of Common Stock in 1995; however, the grant of these options is subject to shareholder approval of the proposed amendments to the Stock Award Plan at the Annual Meeting. See "PROPOSAL TO AMEND 1992 STOCK AWARD PLAN," below. Mr. Rollwagen did not receive any options to purchase shares of Common Stock under these provisions because by the terms of the amendment the grant of the option to purchase 100,000 shares of Common Stock referred to in the prior paragraph made him ineligible to receive a grant under the Stock Award Plan upon his election as Chairman.

                              SECURITY OWNERSHIP
                  OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of March 20, 1996, certain information with respect to all shareholders known to the Company to have been beneficial owners of more than 5% of its Common Stock, each director, each executive officer or former executive officer named in the Compensation Table on page 8, and all directors and executive officers of the Company as a group. Unless otherwise indicated, each person named in the table has sole voting and investment power as to the Common Stock shown.

                                                                                                 PERCENT OF
                                                                      AMOUNT AND NATURE OF       COMMON STOCK
         NAME OF BENEFICIAL OWNER                                     BENEFICIAL OWNERSHIP       OUTSTANDING
         ------------------------                                     --------------------       ------------
       Kopp Investment Advisors, Inc./(1)/                                 2,217,353                 9.59%
        6600 France Avenue South, Suite 672
        Edina, MN 55435
       Bruce T. Coleman/(2)/                                                  55,000                  *
       C. McKenzie Lewis III/(3)/                                            651,897                 2.81%
       Erwin A. Kelen/(4)/                                                   295,685                 1.27%
       John A. Rollwagen/(4)/                                                130,840                  *
       Lawrence Perlman/(4)/                                                  97,181                  *
       Peter Dixon/(5)/                                                       54,124                  *
       John R. Brintnall/(6)/                                                 55,177                  *
       Julie C. Quintal/(7)/                                                  27,542                  *
       Eugene D. Misukanis/(8)/                                              287,400                 1.24%
       Herbert L. Rush III/(9)/                                              226,543                  *
       All executive officers and directors as a group                       777,026                 3.29%
        (13 persons)/(3)/ /(8)/ /(9)/ /(10)/ /(11)/

- ------------------
 * Represents beneficial ownership of less than one percent of the outstanding Common Stock.
(1) Kopp Investment Advisors, Inc. ("Kopp"), a Minnesota investment advisor, has shared investment power and no voting power with respect to all of such shares. The information relating to the share ownership of Kopp has been derived from the Schedule 13G dated February 5, 1996 filed by Kopp with the Securities and Exchange Commission. The number of shares owned by Kopp is stated as of December 31, 1995.
(2) Includes 40,000 shares that may be acquired upon exercise of nonqualified stock options. These options are currently exercisable or are exercisable within 60 days.
(3) Mr. Lewis' employment with the Company terminated in February 1996. These shares are not included in the "All executive officers and directors as a group" total. Includes 38,500 shares that may be acquired upon the exercise of nonqualified stock options. These options are currently exercisable or are exercisable within 60 days. Includes 16,300 shares owned by Mr. Lewis' wife, as to all of which Mr. Lewis disclaims beneficial ownership.
(4) Includes 107,775, 93,885 and 130,840 shares that may be acquired upon the exercise of nonqualified stock options held by Messrs. Kelen, Perlman, and Rollwagen, respectively. These options are currently exercisable or are exercisable within 60 days.
(5) Includes 50,624 shares that may be acquired upon exercise of incentive and nonqualified stock options. These options are currently exercisable or are exercisable within 60 days.
(6) Includes 24,373 shares that may be acquired upon exercise of incentive stock options. These options are currently exercisable or exercisable within 60 days.
(7) Includes 26,873 shares that may be acquired upon exercise of incentive and nonqualified stock options. These options are currently exercisable or are exercisable within 60 days.

(8) Mr. Misukanis' employment with the Company terminated in December 1995. These shares are not included in the "All executive officers and directors as a group" total. In connection with a severance agreement entered into with Mr. Misukanis, the Company has the obligation to repurchase from Mr. Misukanis up to 280,000 shares on the last trading day of calendar year 1997 for a price of $8.50 per share. The obligation will expire if, for any five consecutive trading days prior to the last trading day of 1997, the closing market price for the Company's Common Stock equals or exceeds $8.50 per share.
(9) Mr. Rush's employment with the Company terminated in October 1995. These shares are not included in the "All executive officers and directors as a group" total.
(10) Includes 4,628 shares held by Connecticut General Trust Company as trustee of the Company's 401(k) Plan for the benefit of two officers.
(11) Includes 506,119 shares that may be acquired upon exercise of incentive and nonqualified stock options. These options, including those discussed above, are currently exercisable or exercisable within 60 days. Includes only current officers and directors.

BENEFICIAL OWNERSHIP REPORTING

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock, to file periodic reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of the copies of such reports received by it and of written representations from certain reporting persons regarding filings required to be made by such persons, the Company believes that all persons required under
Section 16(a) to file beneficial ownership reports with respect to the Company's Common Stock during 1995 or prior years complied with all such reporting requirements, except for the late filing of the form required upon the election of Mr. Coleman as Acting President and Chief Executive Officer and director.

                       REPORT ON EXECUTIVE COMPENSATION

GENERAL

  The Compensation Committee of the Board is composed of the independent, outside directors whose names appear following this report (Mr. Rollwagen resigned from the committee on December 12, 1995). The Compensation Committee's responsibilities include recommending to the Board the amount and type of compensation for the executive officers of the Company, including the President, and the administration of the Company's stock-based benefit plans. The Compensation Committee recommended to the Board, and the Board approved, executive compensation for 1995.

  It is the philosophy of the Compensation Committee that the total compensation of the Company's executive officers should be based, in large part, on the financial performance of the Company. Compensation for executive officers includes three major elements: base salaries, annual bonuses under the Company's Success Sharing Bonus Plan, and options to acquire Common Stock. In addition, executive officers are entitled to participate in the Company's benefit plans, such as the 401(k) Salary Savings Plan, the 1992 Employee Stock Purchase Plan, and medical, dental, life, and disability insurance plans, on the same terms as other employees.

SALARY

  For 1995, base salaries were recommended to the Board by C. McKenzie Lewis III, the then President of the Company, after consultation with the Company's Director of Human Resources, who determined a total compensation range for each executive officer's position based on commercially available compensation surveys, both national and regional. These compensation surveys, which commonly show groupings based on company revenue, location, and industry, generally provide information concerning average base salary, average bonus, and average total compensation for comparable executive positions. Using these compensation surveys and targeted total compensation ranges, base salaries of executive officers are generally set so that if the Company achieves superior financial results each executive officer's total compensation would be near the 75th percentile of the total compensation range applicable to such executive officer. Mr. Lewis' base salary in 1995 was set below the average base salary of the market data because the Compensation Committee determined that a larger percentage of his total compensation should be directly related to overall corporate financial performance than for the other executive officers. Consequently, the percentage of Mr. Lewis' salary multiplied by the CNT Performance Factor (as described below) was set higher than the percentage for the other executive officers.

  In connection with the management reorganization that occurred in December 1995, Mr. Lewis resigned as President and Chief Executive Officer of the Company and accepted appointment as the Company's Executive Vice President of Marketing and Engineering. Mr. Lewis resigned from the Company in February 1996. Bruce T. Coleman was appointed Acting President and Chief Executive Officer on December 12, 1995 under an Independent Contractor Agreement dated such date. The terms of such Agreement are discussed on page 10 under "Employment and Severance Agreements." Mr. Coleman's compensation was the result of arms-length negotiation between the Company and Mr. Coleman.

SUCCESS SHARING BONUS PLAN

  All employees of the Company (other than salespersons and systems consultants, who are eligible for other incentive compensation programs; Kathleen E. Brush, the Company's Acting Vice President of Marketing and an executive officer since March 1996; and Mr. Coleman) participate in the Company's Success Sharing Bonus Plan, which provides a formula for cash bonuses. The Committee expects that Mr. Coleman's and Ms. Brush's successors will participate in the Success Sharing Bonus Plan. In 1995, executive officers (other than the Vice President of Sales and Mr. Coleman), and certain managers and other key employees, participated in the Leadership Program of the Success Sharing Bonus Plan. Bonuses under the Success Sharing Bonus Plan are derived from a table established by the Board annually. The horizontal and vertical axes of this table consist of defined levels of revenue growth over the same period in the preceding year and pre-tax profit as a percentage of revenue (pre-tax profit is determined after deducting the cost of the success sharing bonuses), respectively. Each participant in the Success Sharing Bonus Plan receives a bonus determined by multiplying a percentage of his or her eligible compensation (primarily salary) by the CNT Performance Factor ("CPF"), which is determined using the table discussed above. For participants in the Success Sharing Leadership Program, bonuses are paid annually and are based on annual financial performance. Other participants in the Success Sharing Bonus Plan are paid bonuses quarterly based on quarterly results.

  The percentage of an executive officer's salary subject to multiplication by the CPF in 1995 was determined by the Board in advance by taking into consideration the executive officer's expected contribution to the Company's overall financial performance. The Board and the Compensation Committee believe that the Success Sharing Leadership Program properly encourages executive officers to focus on annual Company-wide goals of both revenue growth and profitability and rewards them in a manner that is consistent with the annual performance of the Company as a whole. The Company did not experience revenue growth in 1995. As a result, none of the executive officers received a success sharing bonus and Mr. Lewis and other executive officers were compensated below the midpoint of their total compensation ranges in 1995. In general, the Board and the Compensation Committee believe that, when the Company achieves disappointing operating financial results, as it did in 1995, the executive officers should be compensated below the midpoint of the total compensation ranges used in connection with the determination of their respective total compensation. As a point of comparison, Mr. Lewis' success sharing bonus constituted approximately 23% of his base salary in 1994, when the Company achieved more favorable financial results.

  In early 1996, the Compensation Committee and the Board approved a plan to provide employees, including executive officers, with the opportunity to recapture all or a portion of their targeted 1995 success sharing bonuses if the Company achieves certain aggressive financial targets in excess of its internal business plans in 1996.

  In 1995, the Vice President of Sales did not participate in the Success Sharing Leadership Program. The Board and the Compensation Committee determined that the Vice President of Sales should be compensated based on product revenue and other corporate goals as measured against targets established by the President. For 1996, the Vice President of Sales and the Vice President of International, in addition to their base salaries, will participate in the Success Sharing Leadership Program and will be eligible to receive certain additional incentive compensation based on product revenue generated by their respective areas.

STOCK OPTIONS

  The third element of executive compensation has been the granting of stock options, which are designed to recruit, retain, and motivate executive officers and certain other employees. For executive officers who joined the Company in its early stages, larger grants of stock options permitted the Company to attract these executive officers and compensate them for assuming the career and income risks inherent in joining a small, growth-oriented company. Stock options have been granted at the Common Stock's fair market value on the date of grant. The timing and amount of stock options have been determined, in the discretion of the Compensation Committee, based on the anticipated contribution of the particular employee and the importance of his or her position in the Company. In determining the number of options to be granted to executive officers and other employees, the Compensation Committee takes into account the number of options then held by such executive officers or employees. The criteria used to determine stock option grants to the President are the same criteria applied to other executive officers. Under the Company's 1983 Incentive Stock Option Plan and 1986 Nonqualified Stock Option Plan, grants were made by the Board acting as the Stock Option Committee. In 1992, these plans were terminated, except that previously granted options remained outstanding, and the Company adopted the 1992 Stock Award Plan, which was initially administered by the Stock Plans Committee and is now administered by the Compensation Committee, each of which has been composed solely of independent, outside directors. The tables on page 9 set forth certain information about stock options that have been granted to and exercised by certain executive officers.

INTERNAL REVENUE CODE SECTION 162(M)

  Internal Revenue Code Section 162(m) limits the deductibility of compensation over $1 million paid by a company to an executive officer. Other than limiting the maximum number of shares that may be awarded to any employee or other participant under the Stock Award Plan in any calendar year to 250,000 shares (750,00 shares under the proposed amendment to the Stock Award
Plan), the Compensation Committee currently does not have a policy with respect to Section 162(m) because it is unlikely that such limit will apply to compensation paid by the Company to any of the Company's executive officers for at least the current year.

                                       ERWIN A. KELEN
                                       LAWRENCE PERLMAN
                                       JOHN A. ROLLWAGEN*
                                       Members of the Compensation Committee

* Mr. Rollwagen resigned from the Compensation Committee upon his election as Chairman of the Board on December 12, 1995.

                          SUMMARY COMPENSATION TABLE

  The following table shows, for the Company's Chief Executive Officer, the Company's former Chief Executive Officer who served in that capacity during a portion of fiscal 1995, each of the three other most highly compensated executive officers of the Company at the end of fiscal 1995, and two additional former executive officers who served during a portion of fiscal 1995 (collectively, the "Named Officers"), information concerning compensation earned for services in all capacities during the fiscal year ended December 31, 1995, as well as compensation earned by each such person for the two previous fiscal years (if the person was Chief Executive Officer or another executive officer during any part of such fiscal year):

                                                                                                        LONG TERM
                                                                        ANNUAL COMPENSATION            COMPENSATION
                                                               -------------------------------------   ------------
                                                                                                           SHARES
                                                                                        ALL OTHER        UNDERLYING
NAME AND PRINCIPAL POSITION                        YEAR    SALARY ($)    BONUS ($)   COMPENSATION ($)   OPTIONS (#)
- ---------------------------                        ----    ----------    ---------   ----------------   ------------
Bruce T. Coleman                                   1995     $ 60,000          --               --          30,000
 Acting President and                              1994          --           --               --             --
 Chief Executive Officer                           1993          --           --               --             --
C. McKenzie Lewis III/(1)/                         1995     $204,000          --        $  624,000         35,500
 Executive Vice President of
 Marketing and Engineering                         1994     $185,250     $ 42,422              --          22,000
                                                   1993     $165,000     $153,853              --          55,000
Peter Dixon/(2)/                                   1995     $186,970          --               --          18,750
 Vice President of International                   1994     $134,593     $ 17,175              --          11,250
                                                   1993     $116,000     $ 64,898              --          30,000
John R. Brintnall                                  1995     $111,500          --               --          15,000
 Vice President of Finance,                        1994     $102,862     $ 11,778              --           8,750
 Chief Financial Officer,
  and Treasurer                                    1993     $100,000     $ 46,622              --          20,000
Julie C. Quintal/(3)/                              1995     $102,458          --               --          15,000
 Vice President of Customer Support                1994     $ 88,633     $ 10,148              --           8,750
                                                   1993     $ 66,420     $ 30,967              --          50,000
Eugene D. Misukanis/(4)/                           1995     $149,305          --        $1,508,000         25,375
 Vice President of Engineering                     1994     $131,625     $ 26,374              --          15,250
                                                   1993     $122,000     $ 85,318              --         140,000
Herbert L. Rush III/(5)/                           1995     $102,486          --        $   10,000         20,000
 Vice President of Engineering                     1994     $ 84,129     $ 11,222              --          66,500
                                                   1993          --           --               --             --

- ------------------
(1) Mr. Lewis' employment with the Company terminated in February 1996. The amount attributed to "All other compensation" includes severance payments, insurance, outplacement, and office costs accrued in 1995 that will be paid for the benefit of Mr. Lewis in connection with his termination.
(2) In 1995, Mr. Dixon's base salary was $132,000. The remainder of the amount shown for 1995 includes commissions earned.
(3) In 1994, Ms. Quintal's salary includes $18,831 for short term disability.
(4) Mr. Misukanis' employment with the Company terminated in December 1995 and the amount attributed to "All other compensation" includes $388,000 for severance payments, insurance, outplacement, and office costs accrued in 1995 that will be paid for the benefit of Mr. Misukanis in connection with his termination. In connection with the severance agreement entered into with Mr. Misukanis, the Company has the obligation to repurchase from Mr. Misukanis up to 280,000 shares of Common Stock on the last trading day of calendar year 1997 for a price of $8.50 per share. The obligation will expire if, for any five consecutive trading days prior to the last trading day of 1997, the closing market price for the Common Stock equals or exceeds $8.50 per share. During 1995, the Company recorded severance expense relating to this obligation in the amount of $1,120,000.
(5) Mr. Rush's employment with the Company terminated in October 1995 and the amount attributed to "All other compensation" includes severance payments made to Mr. Rush in connection with his termination.

                                 OPTION TABLES

  The following tables summarize stock option grants and exercises during 1995 to or by the Named Officers and certain other information relative to such options.

                             OPTION GRANTS IN 1995

                                                                                             POTENTIAL REALIZABLE
                                    INDIVIDUAL GRANTS                                          VALUE AT ASSUMED
- ------------------------------------------------------------------------------------------   ANNUAL RATES OF STOCK
                                          PERCENT OF TOTAL                                  PRICE APPRECIATION FOR
                        NUMBER OF SHARES  OPTIONS GRANTED                                      OPTION TERM /(3)/
                       UNDERLYING OPTIONS TO EMPLOYEES IN    EXERCISE       EXPIRATION      ------------------------
        NAME              GRANTED/(1)/      FISCAL YEAR     PRICE/(2)/         DATE             5%           10%
- ---------------------  ------------------ ---------------- ------------  -----------------  -----------  -----------
Bruce T. Coleman             30,000             2.9%          $ 6.13     December 11, 2005  $   115,763  $   292,163
C. McKenzie Lewis III        13,500             1.3%          $11.13         July 19, 2005  $    94,618  $   238,798
                             11,000             1.1%          $ 8.88        April 13, 2005  $    61,504  $   155,224
                             11,000             1.1%          $ 6.44      January 30, 2005  $    44,612  $   112,592
Peter Dixon                   7,500             0.7%          $11.13         July 19, 2005  $    52,566  $   132,666
                              5,625             0.5%          $ 8.88        April 13, 2005  $    31,451  $    79,376
                              5,625             0.5%          $ 6.44      January 30, 2005  $    22,813  $    57,575
John R. Brintnall             6,250             0.6%          $11.13         July 19, 2005  $    43,805  $   110,555
                              4,375             0.4%          $ 8.88        April 13, 2005  $    24,462  $    61,737
                              4,375             0.4%          $ 6.44      January 30, 2005  $    17,743  $    44,781
Julie C. Quintal              6,250             0.6%          $11.13         July 19, 2005  $    43,805  $   110,555
                              4,375             0.4%          $ 8.88        April 13, 2005  $    24,462  $    61,737
                              4,375             0.4%          $ 6.44      January 30, 2005  $    17,743  $    44,781
Eugene D. Misukanis          10,125             1.0%          $11.13         July 19, 2005  $    70,964  $   179,099
                              7,625             0.7%          $ 8.88        April 13, 2005  $    42,633  $   107,598
                              7,625             0.7%          $ 6.44      January 30, 2005  $    30,924  $    78,047
Herbert L. Rush III           7,500             0.7%          $11.13         July 19, 2005  $    52,566  $   132,666
                              6,250             0.6%          $ 8.88        April 13, 2005  $    34,945  $    88,195
                              6,250             0.6%          $ 6.44      January 30, 2005  $    25,348  $    63,973

- ------------------
(1) Subject to acceleration at the discretion of the Compensation Committee or upon the death or disability of the optionee, each option becomes cummulatively exercisable with respect to 25% of the shares covered on each of the first four anniversaries of the grant date.
(2) Fair market value per share on the date of grant, in accordance with the 1992 Stock Award Plan.
(3) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

        AGGREGATED OPTION EXERCISES IN 1995 AND YEAR-END OPTION VALUES

                                                            NUMBER OF SHARES
                                                         UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                         OPTIONS AT FISCAL YEAR-       IN-THE-MONEY OPTIONS
                          SHARES                                 END (#)              AT FISCAL YEAR-END/(2)/
                       ACQUIRED ON         VALUE        -------------------------    -------------------------
                       EXERCISE (#)    REALIZED/(1)/    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
                       ------------   ---------------   -------------------------    -------------------------
Bruce T. Coleman             --              --                5,000 / 25,000              $      0 / $0
C. McKenzie Lewis III        --              --              213,000 / 79,500              $180,000 / $0
Peter Dixon               10,000        $ 60,650              40,312 / 49,688              $ 11,250 / $3,750
John R. Brintnall         14,000        $126,875              19,687 / 34,063              $  3,750 / $1,250
Julie C. Quintal          15,000        $ 99,300              12,187 / 46,563              $      0 / $0
Eugene D. Misukanis       70,000        $367,500                   - / -                   $      0 / $0
Herbert L. Rush III       36,000        $293,850                   - / -                   $      0 / $0

- ------------------
(1) Market value of underlying securities at date of exercise minus the exercise price.
(2) Market value of underlying securities at year-end ( $4.50 per share) minus the exercise price.

                             EMPLOYMENT AGREEMENTS

  Under an Independent Contractor Agreement dated December 12, 1995, the Company has engaged Mr. Coleman as Acting President and Chief Executive Officer. In connection with such services, Mr. Coleman was paid $60,000 in December 1995 and will receive a monthly fee of $20,000 commencing in March 1996; if Mr. Coleman's engagement with the Company extends after June 11, 1996, the appropriate fee shall be agreed upon mutually by Mr. Coleman and the Company. The Independent Contractor Agreement contains certain restrictive covenants, including a prohibition on the use of proprietary information and a restriction on recruiting or hiring any employee of the Company for a period of one year after termination of the Independent Contractor Agreement. Either party may terminate the Independent Contractor Agreement at any time. It is the intention of the parties that the Independent Contractor Agreement and Mr. Coleman's engagement with the Company will terminate when the Company hires a permanent chief executive officer.

  The Company and Mr. Lewis entered into a revised employment agreement as of December 29, 1995 (the "Lewis Employment Agreement") in connection with his resignation as President and Chief Executive Officer and appointment as Executive Vice President of Marketing and Engineering. Mr. Lewis resigned from the Company in February 1996. Under the terms of the Lewis Employment Agreement, Mr. Lewis remains entitled to the following: (i) a continuation of his salary ($204,000 per year) for a period of two years following such termination; (ii) to continue to participate in the Company's Success Sharing Bonus program for 1996; (iii) the continued vesting, for a period of two years thereafter, of certain stock options held by Mr. Lewis on the date of his termination, as if he had remained an employee of the Company during such period; (iv) to continue to receive certain medical, life, and dental insurance coverage for two years following such termination; and (v) to certain outplacement services and office and secretarial support. Under the Lewis Employment Agreement, Mr. Lewis has agreed not to compete with the Company until December 30, 1997.

  In connection with his termination of employment, the Company and Mr. Misukanis entered into a Severance Agreement dated December 11, 1995. Under the Severance Agreement, the Company has agreed to: (i) pay to Mr. Misukanis $300,000 in 48 equal monthly installments for the two-year period commencing January 1996; (ii) continue medical, life, and dental insurance for Mr. Misukanis during 1996; and (iii) provide certain outplacement services and, for a period of two years, certain office and secretarial support to Mr. Misukanis. Under the Severance Agreement, Mr. Misukanis forfeited as of December 11, 1995 all unexercised options held by him. The Severance Agreement also contains certain restrictive covenants, including a prohibition on the use of proprietary information and a restriction on Mr. Misukanis' ability to engage in activities in competition with the Company until December 12, 1997. Under the Severance Agreement, the Company is obligated to repurchase from Mr. Misukanis up to 280,000 shares of Common Stock held by him on the last trading day of 1997 for a price of $8.50 per share. Such obligation will expire if, for any five consecutive trading days prior to the last trading day of 1997, the closing market price for the Company's Common Stock equals or exceeds $8.50 per share.

  The Company also has entered into employment agreements with the other Named Officers, among other employees.

                      COMPARATIVE STOCK PRICE PERFORMANCE

  The graph below compares the cumulative total shareholder return on the Common Stock of the Company ("CNT Common Stock") for the last five fiscal years with the cumulative total return on The Nasdaq Stock Market (U.S. Companies) Index ("The Nasdaq Total Return Index") and the Computer Manufacturers Nasdaq Industry Category Index ("The Nasdaq Computer Manufacturers Index") for the same periods as compiled by the Center for Research in Security Prices of the University of Chicago Graduate School of Business (assuming the investment of $100 in CNT Common Stock, The Nasdaq Total Return Index, and The Nasdaq Computer Manufacturers Index on December 31, 1990, and reinvestment of all dividends). The Nasdaq Computer Manufacturers Index is comprised of all companies listed on The Nasdaq Stock Market with SIC Code No. 357. The Company will promptly make available a list of the companies comprising the Nasdaq Computer Manufacturers Index on the request of a shareholder in writing to the Secretary of the Company at the address set forth on the first page of this Proxy Statement.

                             [GRAPH APPEARS HERE]

                       --------------------------------------------------------

                     12/31/90 12/31/91 12/31/92 12/31/93 12/30/94 12/29/95
- --------------------------------------------------------------------------
 CNT Common Stock     100.0    200.0    231.6    452.6    286.8    189.5
- --------------------------------------------------------------------------
 The Nasdaq Total     100.0    160.6    186.9    214.5    209.7    296.3
 Return Index
- --------------------------------------------------------------------------
 The Nasdaq Computer  100.0    139.9    188.1    178.2    195.7    308.2
 Manufacturers Index

- -------------------------------------------------------------------------------

                  PROPOSAL TO AMEND THE 1992 STOCK AWARD PLAN
                            (ITEM 2 ON PROXY CARD)

AMENDMENT OF STOCK AWARD PLAN

  The 1992 Stock Award Plan (the "Stock Award Plan") was adopted by the Board and approved by the shareholders in 1992 and 650,000 shares of Common Stock were initially reserved for issuance under the Stock Award Plan at the 1992 Annual Meeting of Shareholders. In 1993, the Board adopted and the shareholders approved an amendment to the Stock Award Plan increasing the number of shares reserved for issuance thereunder to 1,050,000 shares. The Board adopted and the shareholders approved a further amendment to the Stock Award Plan in 1994, increasing the number of shares reserved for issuance thereunder to 3,250,000. As of March 15, 1996, options to purchase 2,800,436 shares of Common Stock have been granted under the Stock Award Plan (net of cancellations), and 449,564 shares (exclusive of the additional 1,100,000 shares subject to shareholder approval at the meeting) are available for future grants.

  To enable the Company to continue to grant incentive stock option awards and other stock and stock-based compensation awards and to use such awards in relation to a planned increase in the number of employees of the Company, the Board has approved an amendment to the Stock Award Plan to further increase the number of shares reserved for issuance thereunder by 1,100,000, thereby increasing the total number of shares reserved thereunder to 4,350,000, subject to shareholder approval. In addition, to enable the Company to use stock option grants to compensate nonemployee directors for the management responsibilities and time commitment entailed by service on the Executive Committee of the Board (the "Executive Committee"), the Board has approved an amendment to the Stock Award Plan, subject to shareholder approval, providing for automatic option grants to nonemployee directors when initially elected or appointed to the Executive Committee and upon initial election as Chairman or Vice Chairman of the Board. The Board has also approved an amendment to the Stock Award Plan, subject to shareholder approval, to increase the maximum number of shares subject to options that can be awarded to any single employee during any calendar year to 750,000. The shareholders are being asked to approve these amendments to the Stock Award Plan at the Annual Meeting.

PURPOSE

  The purpose of the Stock Award Plan is to recruit and retain key employees and others and to motivate them to produce a superior return to the Company's shareholders by offering an opportunity to realize stock appreciation, facilitating stock ownership, and rewarding a high level of corporate financial performance.

ADMINISTRATION

  The Stock Award Plan is administered by the Compensation Committee (the "Committee"), a committee of the Board composed of two or more directors who are "disinterested persons," as that term is defined in Rule 16b-3(c) promulgated under the Securities Exchange Act of 1934, as amended. The Committee has the authority, subject to the terms of the Stock Award Plan (in particular with respect to nonemployee directors as described below), to adopt and revise rules relating to the Stock Award Plan and to determine the timing of grants, identity of recipients, and other terms and conditions of awards. The Committee may delegate its responsibilities under the Stock Award Plan to members of the Company's management and others with respect to the selection and grant of awards to employees of the Company who are not deemed to be officers, directors, or 10% shareholders of the Company under applicable federal securities laws.

ELIGIBILITY AND NUMBER OF SHARES

  Officers, other employees, consultants, and independent contractors of the Company and its affiliates are eligible to receive awards under the Stock Award Plan at the discretion of the Committee. The Company currently has approximately 419 employees who may receive awards under the Stock Award Plan.

  The number of shares of the Company's Common Stock available for distribution under the Stock Award Plan is 3,250,000 (subject to adjustment for stock splits, stock dividends, and similar changes in the Company's capitalization). If the amendment is approved, 4,350,000 shares of Common Stock will be available for issuance under the Stock Award Plan (subject to adjustment for stock splits, stock dividends, and similar changes in the Company's capitalization). In addition, no participant in the Stock Award Plan may receive options to purchase more than 250,000 shares of Common Stock in any one calendar year. Grants of options to individual participants in any calendar year under the Stock Award Plan have historically been significantly below this 250,000 share limit. If the amendment is approved, an individual participant under the Stock Award Plan could receive options to purchase up to 750,000 shares of Common Stock in any calendar year. The last reported per share sale price of the Company's Common Stock on the Nasdaq National Market on March 20, 1996, was $5.625.

  The Stock Award Plan provides that all awards are subject to agreements containing the terms and conditions of the awards. Such agreements are entered into by the recipients of the awards and the Company when the awards are granted. Agreements with employees are subject to amendment, including unilateral amendment by the Company (upon authorization of the Committee), unless such amendments are determined by the Committee to be materially adverse to the recipient and are not required as a matter of law. Any shares of Common Stock subject to awards under the Stock Award Plan that are not used because the terms and conditions of the awards are not met may be reallocated under the Stock Award Plan as though they had not previously been awarded.

TYPES OF AWARDS

  The types of awards that may be granted under the Stock Award Plan include incentive and nonqualified stock options, performance units, and nonemployee director stock options. Subject to the restrictions described in this Proxy Statement with respect to incentive stock options and nonemployee director options, such awards are exercisable by the recipients at such times as are determined by the Committee. No award is assignable or transferable by a recipient except that the Committee, in its discretion, may permit transfers of awards in the event of death.

  Incentive and Nonqualified Stock Options. Both incentive stock options and nonqualified stock options may be granted to recipients at such exercise prices as the Committee may determine, but not less than 100% of their fair market value (as defined in the Stock Award Plan) as of the date the option is granted. Stock options may be granted and exercised at such times as the Committee may determine, except that unless applicable federal tax laws are modified: (i) no incentive stock options may be granted more than ten years after the effective date of the Stock Award Plan; (ii) an incentive stock option shall not be exercisable more than ten years after the date of grant; and (iii) the aggregate fair market value of the shares of the Company's Common Stock with respect to which incentive stock options held by an employee under the Stock Award Plan or any other plan of the Company or any affiliate may first become exercisable in any calendar year may not exceed $100,000. Incentive stock options may only be granted to employees of the Company and its subsidiaries. The purchase price for stock purchased upon the exercise of the options may be payable in cash, in stock having a fair market value on the date the option is exercised equal to the option price of the stock being purchased, or in a combination of cash and stock, as determined by the Committee. The Committee may permit participants to exercise options and simultaneously sell the stock purchased upon such exercise and use the sale proceeds to pay the purchase price and/or any required withholding taxes.

  Performance Units. Performance units entitle the recipient to payment in amounts determined by the Committee based upon the achievement of specified performance targets during a specified term. Payments with respect to performance units may be paid in cash, shares of Common Stock, or a combination of cash and Common Stock, as determined by the Committee.

  Outside Director Awards. At the Annual Meeting, shareholders will be asked to approve an amendment to the Stock Award Plan providing for the automatic grant of options to nonemployee directors at the time they initially become members of the Executive Committee and when a member of the Executive Committee is initially elected or appointed to serve as Chairman or Vice Chairman of the Board. Prior to this amendment, the Stock Award Plan provided only for grants of options to nonemployee directors at the time of each annual meeting of the shareholders of the Company or when initially elected or appointed as a director. The purpose of this amendment is to make stock options under the Stock Award Plan a more useful tool in attracting qualified outside directors to join the Board and to serve on the Executive Committee and in certain capacities on the Board deemed beneficial to the Company. Set forth below is a description of the Outside Director Awards to be granted to nonemployee directors under the Stock Award Plan as so amended.

  1. Full Annual Options. The Stock Award Plan provides for the automatic grant of nonqualified stock options to purchase 20,000 shares of Common Stock to each person who is not an employee of the Company and is elected, re-elected, or serving an unexpired term as a director at any annual meeting of shareholders. Full Annual Options are granted as of the date of such meeting, are exercisable at a price equal to 100% of the fair market value of the Common Stock on such date, and vest and become exercisable ratably over a period of 12 months from the date of grant. Full Annual Options are granted in addition to any Initial Options and Executive Committee Options (see below) to which a director may be entitled.

  2. Partial Annual Options. The Stock Award Plan provides that each nonemployee director first elected or appointed to the Board on a date other than the date of an annual meeting of shareholders shall receive nonqualified stock options subject to the same terms and conditions as apply to Full Annual Options, except that instead of being 20,000, the number of shares subject to such option shall be prorated, based on the following formula: 20,000 multiplied by a fraction, the numerator of which is the number of calendar months (but not to exceed 12) beginning with, and including, the month in which the initial election or appointment occurs and ending with, and including, the month in which the first anniversary of the most recently held annual meeting of shareholders prior to the grant of such option occurs and the denominator of which is 12. Partial Annual Options vest and become exercisable ratably over the same number of months used in the numerator of the formula discussed above. Such Partial Annual Options are granted in addition to any Initial Options and Executive Committee Options to which a director may be entitled.

  3. Initial Options. The Stock Award Plan provides that each nonemployee director first elected or appointed to the Board shall receive, as of the date of such initial election or appointment, a one-time grant of a nonqualified stock option to purchase 50,000 shares of Common Stock at an exercise price equal to 100% of the fair market value of the Common Stock on the grant date. Such Initial Options are granted in addition to any Full or Partial Annual Options and Executive Committee Options (see below) to which such director may be entitled. These options vest and become exercisable ratably over a period of 60 months from the date of grant.

  4. Executive Committee Options. The amendment provides that in the event that the Board appoints an Executive Committee, each nonemployee director who is elected or appointed to the Executive Committee (including the initial members thereof) shall receive a one-time grant of a nonqualified stock option to purchase 33,333 shares of Common Stock at an exercise price equal to 100% of the fair market value of the Common Stock on the grant date. In addition, any nonemployee director elected or appointed to the Executive Committee and elected to serve as Vice Chairman of the Board (including any person holding any such position at the time the Board adopted the amendment on December 12, 1995) shall receive an additional one-time grant of a nonqualified stock option to purchase 33,333 shares of Common Stock at an exercise price equal to 100% of the fair market value of the Common Stock on the grant date and any nonemployee director elected or appointed to the Executive Committee and elected to serve as Chairman of the Board (including any person holding any such position at the time the Board adopted the amendment on December 12, 1995) shall receive an additional one-time grant of a nonqualified stock option to purchase 66,667 shares of Common Stock at an exercise price equal to 100% of the fair market value of the Common Stock on the grant date. Such Executive Committee Options are granted in addition to any Full or Partial Annual Options and Initial Options to which a director may be entitled. No Executive Committee Options shall be granted to any nonemployee director who, within the 12 months prior to election or appointment to the Executive Committee or to the position of Vice Chairman or Chairman of the Board, as the case may be, has received any options to purchase shares of the Company other than Outside Director Awards under the Stock Award Plan. Pursuant to this provision and subject to shareholder approval of the amendment, Messrs. Kelen and Perlman, respectively, received options to purchase 66,666 and 33,333 shares of Common Stock on December 12, 1995, the date upon which the Board created an Executive Committee and appointed Messrs. Rollwagen, Kelen and Perlman to it and upon which the Board elected Messrs. Rollwagen and Kelen as Chairman and Vice Chairman of the Board, respectively. Mr. Rollwagen was not entitled to any Executive Committee Options because he received a grant of a non-qualified option other than an Outside Director Award within the 12 months prior to his appointment to the Executive Committee and his election to the position of Chairman of the Board.

  All options granted to nonemployee directors under the Stock Award Plan expire at the earlier of the 10-year anniversary date of such option's grant or 30 days after the date the director ceases to be a director of the Company, unless such cessation results from the death or permanent disability of such director. The shares purchasable under such options become immediately vested and exercisable in the event of a change in control (as defined in the Stock Award Plan) and upon the director's death or permanent disability.

ACCELERATION OF AWARDS, LAPSE OF RESTRICTIONS, FORFEITURE

  Except with respect to option grants to nonemployee directors, the Committee may provide for accelerated exercisability of options or acceleration of the term with respect to which the achievement of performance targets for performance units is determined in the event of a change in control of the Company, other fundamental changes in the corporate structure of the Company, the death or retirement of the recipient, or such other events as the Committee may determine. The Committee may provide that certain awards may be exercised in certain events after the termination of employment or death of the recipient.

ADJUSTMENTS, MODIFICATION, TERMINATION

  Except with respect to Outside Director Awards, the Stock Award Plan provides the Committee with discretion to adjust the kind and number of shares available for awards or subject to outstanding awards, the option price of outstanding options, and performance targets for, and payments under, outstanding awards of performance units in the event of mergers, recapitalization, stock dividends, stock splits, or other relevant changes. Adjustments in performance targets and payments on performance units are also permitted upon the occurrence of such other events as may be specified by the Committee, which may include changes in the Company's accounting practices or changes in the recipient's title or employment responsibilities. The Stock Award Plan also gives the Board the right to terminate, suspend, or modify the Stock Award Plan, except that amendments to the Stock Award Plan are subject to shareholder approval if needed to comply with Rule 16b-3 of the Securities Exchange Act of 1934 (or its successor provisions) or the incentive stock option provisions of federal tax law. Under the Stock Award Plan, the Committee may cancel outstanding options and performance units generally in exchange for cash payments to the recipients in the event of certain dissolutions, liquidations, mergers, statutory share exchanges, or other similar events involving the Company.

FEDERAL TAX CONSIDERATIONS

  Incentive Stock Options. No taxable income to a recipient will be realized, and the Company will not be entitled to any related deduction, at the time any incentive stock option is granted under the Stock Award Plan. If certain statutory employment and holding period conditions are satisfied before the recipient disposes of shares acquired pursuant to the exercise of such an option, then no taxable income will result upon the exercise of such option and the Company will not be entitled to any deduction in connection with such exercise. Upon disposition of the shares after expiration of the statutory holding periods, any gain or loss realized by a recipient will be a capital gain or loss. The Company will not be entitled to a deduction with respect to a disposition of the shares by a recipient after the expiration of the statutory holding periods.

  Except in the event of death, if shares acquired by a recipient upon the exercise of an incentive stock option are disposed of by such recipient before the expiration of the statutory holding periods (a "disqualifying disposition"), such recipient will be considered to have realized compensation, taxed as ordinary income in the year of disposition, in an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the option. The Company will be entitled to a deduction at the same time and in the same amount as the recipient is deemed to have realized ordinary income. Generally, any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If the recipient pays the option price with shares that were originally acquired pursuant to the exercise of an incentive stock option and the statutory holding periods for such shares have not been met, the recipient will be treated as having made a disqualifying disposition of such shares, and the tax consequences of such disqualifying disposition will be as described above.

  The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes, an incentive stock option will be treated as if it were a nonqualified stock option, the tax consequences of which are discussed below.

  Nonqualified Stock Options. No taxable income to a recipient will be realized, and the Company will not be entitled to any related deduction, at the time any nonqualified stock option is granted under the Stock Award Plan. Generally, at the time shares are transferred to the recipient pursuant to the exercise of a nonqualified stock option, the recipient will realize ordinary income, and the Company will be entitled to a deduction, equal to the excess fair market value of the stock on the date of exercise over the option price. Upon disposition of the shares, any additional gain or loss realized by the recipient will be taxed as a capital gain or loss.

  Performance Units. Generally: (i) the recipient will not realize income upon the grant of a performance unit award; (ii) the recipient will realize ordinary income, and the Company will be entitled to a corresponding deduction, in the year cash, shares of Common Stock, or a combination of cash and shares of Common Stock are delivered to the recipient upon payment of the performance unit award; and (iii) the amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of Common Stock received on the date they are received. When the recipient disposes of shares received in payment of a performance unit award, the difference between the amount received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss.

WITHHOLDING

  The Stock Award Plan permits the Company to withhold from cash awards, and to require a recipient receiving Common Stock under the Stock Award Plan to pay the Company, in cash, an amount sufficient to cover any required withholding taxes. In lieu of cash, the Committee may permit a recipient of a stock award to cover withholding obligations through a reduction in the number of shares delivered to such recipient or the surrender to the Company of shares previously received by the recipient. The use of stock to satisfy withholding obligations is subject to certain restrictions if the recipient is an officer or director of the Company or deemed to be a holder of 10% or more of the Company's capital stock under applicable securities laws.

COMPANY TAX DEDUCTIONS

  The Internal Revenue Code of 1986, as amended (the "Code"), limits the allowable deduction for compensation paid to or accrued with respect to the Chief Executive Officer and each of the four other most highly compensated employees of a publicly held corporation to no more than $1 million per year. Certain types of compensation are exempted from this deduction limitation, including compensation subject to: (i) the attainment of an objective performance goal or goals; (ii) an outside director requirement; and (iii) a shareholder approval requirement. The deduction with respect to any stock option meeting the requirements described above is not subject to the $1 million per employee per year deduction limitations.

  The tax deduction of the Company with respect to any other stock option is determined when such option is exercised by the option holder. To the extent such option is treated as a nonqualified option, the deductible amount generally will equal the difference between the fair market value of the Common Stock of the Company on the date of exercise and the exercise price of the option, multiplied by the total number of options exercised.

  The stock options of the Company granted pursuant to the Stock Award Plan are awarded at a price not less than the fair market value of the Common Stock of the Company on the date of the grant. Thus, such options are treated as "performance-based" compensation under the first requirement of the Code set forth above. The Board plans to continue to review the composition of the Compensation Committee to ensure that it will consist entirely of "outside directors" (as such term is defined by the Code) in order to satisfy the second requirement of the Code set forth above.

  In order to satisfy the final requirement of the Code set forth above, the Stock Award Plan sets at 250,000 the maximum number of shares subject to options that can be awarded to any single employee during a specified period. Grants of options to individual participants in any calendar year under the Stock Award Plan have historically been significantly below this 250,000 share limit. At the Annual Meeting, shareholders will be asked to approve an amendment to the Stock Award Plan to increase the maximum number of shares subject to options that can be awarded to any single employee during a calendar year to 750,000. The purpose of this amendment is to afford the Board and the Compensation Committee greater flexibility in connection with the recruitment and retention of executives and other high level employees. In satisfying the requirements of the Code, the Stock Award Plan qualifies the stock options granted under it so as to preserve the corresponding tax deductions of the Company if and when such stock options are exercised.

VOTING REQUIREMENTS

  The affirmative vote of holders of a majority of the voting power of the outstanding shares of Common Stock of the Company entitled to vote on this item and present, in person or by proxy, at the Annual Meeting is required for approval of the amendments to increase the number of shares of Common Stock reserved for issuance under the Stock Award Plan by 1,100,000 and to provide for the automatic grant of options to nonemployee directors when initially elected or appointed to the Executive Committee and upon initial election as Chairman or Vice Chairman of the Board. Proxies solicited by the Board will be voted for approval of these amendments, unless shareholders specify otherwise in their proxies. THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THESE AMENDMENTS TO THE STOCK AWARD PLAN.

            PROPOSAL TO AMEND THE 1992 EMPLOYEE STOCK PURCHASE PLAN
                            (ITEM 3 ON PROXY CARD)

AMENDMENT OF EMPLOYEE STOCK PURCHASE PLAN

  The 1992 Employee Stock Purchase Plan (the "Stock Purchase Plan") was adopted by the Board and approved by the shareholders in 1992 and 150,000 shares of Common Stock were initially reserved for issuance under the Stock Purchase Plan at the 1992 Annual Meeting of Shareholders. In 1993, the Board adopted and the shareholders approved an amendment thereto increasing the number of shares reserved for issuance thereunder to 300,000 shares. The Board adopted and the shareholders approved a further amendment to the Stock Purchase Plan in 1994, increasing the number of shares reserved for issuance thereunder to 400,000. As of the date hereof, 274,099 shares of Common Stock have been issued under the Stock Purchase Plan, and 125,901 shares of Common Stock remain available for future grants. To accommodate the increasing number of employees and to enable the Company to continue to offer employees the opportunity to purchase shares of Common Stock under the Stock Purchase Plan, the Board has approved an amendment to the Stock Purchase Plan to further increase the number of shares reserved for issuance thereunder by 50,000, thereby increasing the total number of shares reserved thereunder to 450,000, subject to shareholder approval. The Board has also approved an amendment to the Stock Purchase Plan providing that no Participant may purchase more than 5,000 shares of Common Stock under the Stock Purchase Plan (or any other stock purchase plan of the Company) during any such Purchase Period. The shareholders are being asked to approve such amendments at the Annual Meeting.

PURPOSE

  The purpose of the Stock Purchase Plan is to provide eligible employees with an opportunity to acquire a proprietary interest in the Company through the purchase of Common Stock of the Company and, thereby, to develop a stronger incentive to work for the continued success of the Company. The Stock Purchase Plan is an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended.

ADMINISTRATION

  The Stock Purchase Plan is administered by the Compensation Committee, a committee of the Board (see above). Subject to the provisions of the Stock Purchase Plan, the Committee is authorized to determine any questions arising in the administration, interpretation, and application of the Stock Purchase Plan, and to make such rules as are necessary to carry out its provisions.

ELIGIBILITY AND NUMBER OF SHARES

  Up to 400,000 shares of Common Stock are reserved for issuance under the Stock Purchase Plan, subject to appropriate adjustments by the Committee in the event of certain changes in the outstanding shares of Common Stock by reason of a stock dividend, stock split, corporate separation, recapitalization, merger, consolidation, combination, exchange of shares and the like. If the amendment to the Stock Purchase Plan is approved by the shareholders, up to 450,000 shares of Common Stock will be reserved for issuance under the Stock Purchase Plan (subject to adjustments as described above). Shares delivered pursuant to the Stock Purchase Plan shall be newly issued Common Stock of the Company.

  Any employee of the Company or a parent or subsidiary corporation of the Company (including officers and any directors who are also employees) is eligible to participate in the Stock Purchase Plan for any "Purchase Period" so long as, on the first day of such Purchase Period, the employee's customary employment is: (i) at least 20 hours per week; and (ii) for more than five months in any calendar year. Purchase Period means the 12-month period beginning on June 1 of each year and ending on May 31 of the succeeding year.

  Any eligible employee may elect to become a participant in the Stock Purchase Plan by filing an enrollment form in advance of the Purchase Period in which the employee wishes to participate. The enrollment form authorizes payroll deductions beginning with the first payday in the Purchase Period and continuing until the employee withdraws from the Purchase Plan or ceases to be eligible to participate.

  No employee may be granted the right to purchase Common Stock under, or otherwise participate in, the Stock Purchase Plan if after the purchase such employee would own (or have the right to purchase) stock of the Company possessing 5% or more of the total combined voting power or value of all classes of stock of the Company.

  For the June 1, 1995 through May 31, 1996 Purchase Period, 163 employees were participating in the Stock Purchase Plan as of March 20, 1996.

PARTICIPATION

  An eligible employee who elects to participate in the Stock Purchase Plan authorizes the Company to make payroll deductions of between 1% and 10% of the employee's "Base Compensation" (meaning gross cash compensation paid in accordance with the terms of employment, subject to certain exclusions set forth in the Stock Purchase Plan) and "Incentive Compensation" (meaning compensation paid pursuant to the Company's Success Sharing Bonus Plan or in the form of commissions). The participant may elect different withholding percentages for Base Compensation and Incentive Compensation, provided in each case that the withholding percentage must always be a whole percentage from 0% to 10%.

  A participant may, at any time during the Purchase Period, elect to reduce (but not increase) the amount of deductions or to make no further deductions, as set forth in greater detail in the Stock Purchase Plan. A participant may also elect to withdraw from the Stock Purchase Plan at any time before the end of a Purchase Period. In the event of a withdrawal, all future payroll deductions will cease and the amounts withheld will be paid to the participant in cash within 60 days. Any participant who stops payroll deductions may not thereafter resume payroll deductions for that Purchase Period, and any participant who decreases payroll deductions may not thereafter further decrease or increase such deductions, except that he or she may stop further deductions.

  Amounts withheld under the Stock Purchase Plan are held by the Company as part of its general assets until the end of the Purchase Period and then applied to purchase Common Stock of the Company as described below. No interest is credited to a participant for amounts withheld.

PURCHASE OF STOCK

  Amounts withheld for a participant in the Stock Purchase Plan are used to purchase Common Stock of the Company as of the last business day of the Purchase Period at a price equal to 85% of the lesser of the Market Price (as defined in the Stock Purchase Plan) of a share of Common Stock on either the first or last business day of the Purchase Period. All amounts so withheld are used to purchase the largest number of whole shares of Common Stock purchasable with such amount, unless the participant has properly notified the Committee in advance that he or she elects to purchase a lesser number of whole shares or to receive the entire amount in cash. If the purchases by all participants would exceed the number of shares of Common Stock available for purchase under the Stock Purchase Plan, each participant will be allocated a ratable portion of such available shares. Any amount not used to purchase shares of Common Stock will be paid to the participant in cash within 60 days after the end of the Purchase Period. No more than $5,000 may be withheld by any Participant to purchase shares of Common Stock under the Stock Purchase Plan during any Purchase Period.

  As soon as practicable after the close of the Purchase Period, the Company shall issue and deliver to participants certificates representing the respective shares of Common Stock purchased under the Stock Purchase Plan.

  No more than $5,000 in aggregate fair market value (determined at the beginning of each Purchase Period) of shares of Common Stock and other stock may be purchased under the Stock Purchase Plan and all other employee stock purchase plans (if any) of the Company and any parent or subsidiary corporations of the Company by any participant for each Purchase Period. If the amendment to the Stock Purchase Plan is approved by the shareholders, no more than 5,000 shares of Common Stock and other stock may be purchased under the Stock Purchase Plan and all other employee stock purchase plans (if any) of the Company and any parent of subsidiary corporations of the Company by any participant for each Purchase Period.

DEATH, DISABILITY, RETIREMENT, OR OTHER TERMINATION OF EMPLOYMENT

  If the participant's employment terminates because the employee has died, becomes permanently disabled, or has retired at or after age 65 (or earlier with the consent of the Committee), the participant (or his or her legal representative) may either: (i) withdraw from the Stock Purchase Plan, in which case all amounts withheld and not previously used to purchase Common Stock pursuant to the Stock Purchase Plan will be refunded in cash; or (ii) elect to receive a refund of only a portion of such amounts and to apply the balance toward the acquisition of Common Stock at the end of the Purchase Period. Any such election must be made within three months of the event causing termination of employment, but not (except in the case of death) later than the conclusion of the Purchase Period. If no notice of election is filed with the Committee within the prescribed period, the participant will be deemed to have elected to withdraw from the Stock Purchase Plan.

  If a participant's employment terminates for any other reason, the Company will refund in cash all amounts withheld and not previously used to purchase Common Stock under the Stock Purchase Plan.

RIGHTS NOT TRANSFERABLE

  The rights of a participant in the Stock Purchase Plan are exercisable only by the participant during his or her lifetime. No right or interest of any participant in the Stock Purchase Plan may be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution.

AMENDMENT OR MODIFICATION

  The Board may at any time amend or modify the Stock Purchase Plan, provided that approval by the shareholders of the Company is required to: (i) increase the number of shares of Common Stock to be reserved under the Stock Purchase Plan (except for adjustments by reason of stock dividends, stock splits, corporate separations, recapitalizations, mergers, consolidations combinations, exchanges of shares and the like); (ii) decrease the minimum purchase price (except for adjustments by reason of stock dividends, stock splits, corporate separations, recapitalizations, mergers, consolidations combinations, exchanges of shares and the like); (iii) withdraw the administration of the Stock Purchase Plan from the Committee; or (iv) change the definition of employees eligible to participate in the Stock Purchase Plan.

TERMINATION

  All rights of participants in any offering under the Stock Purchase Plan will terminate at the earlier of: (i) the conclusion of the Purchase Period ending May 31, 2002; (ii) the day participants become entitled to purchase a number of shares of Common Stock equal to or greater than the number of shares remaining available for purchase; or (iii) at any time, at the discretion of the Board, after 30 days' notice has been given to all participants.

  Upon termination, shares of Common Stock available under the Stock Purchase Plan will be issued to participants and cash, if any, previously withheld and not used to purchase Common Stock will be refunded to the participants, as if the Stock Purchase Plan were terminated at the end of a Purchase Period.

FEDERAL TAX CONSIDERATIONS

  No income will be recognized by participants due to their purchase of shares under the Stock Purchase Plan until the disposal of those shares or the death of the participant. Participants who hold their shares for more than one year or die while holding their shares will have ordinary income in the year of disposition or death equal to the lesser of: (i) the excess of the fair market value of the shares on the date of disposition or death over the purchase price paid by the participant; or (ii) the excess of the fair market value of the shares on the first day of the year in which they were purchased by the participant over the purchase price paid by the participant. If the holding period has been satisfied when the participant sells the shares or the participant dies while holding the shares, the Company will not be entitled to any deduction in connection with the shares.

  Participants who dispose of their shares within the one-year period after the shares are transferred to them will be considered to have realized ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the date they were purchased by the participant and the price paid by the participant. If such dispositions occur, the Company generally will be entitled to a deduction at the same time and in the same amount as the participants who make those dispositions are deemed to have realized ordinary income.

  Participants will have a basis in their shares equal to the purchase price of their shares plus any amount that must be treated as ordinary income at the time of their disposition of the shares. Any gain realized on the disposition of shares acquired under the Stock Purchase Plan in excess of the basis will be capital gain.

VOTING REQUIREMENTS

  The affirmative vote of holders of a majority of the voting power of the outstanding shares of Common Stock of the Company entitled to vote on this item and present, in person or by proxy, at the Annual Meeting is required for approval of the amendment to increase the number of shares of Common Stock reserved for issuance under the Stock Purchase Plan by 50,000. Proxies solicited by the Board will be voted for approval of the amendment, unless shareholders specify otherwise in their proxies. THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE STOCK PURCHASE PLAN.

          PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS
                            (ITEM 4 ON PROXY CARD)

  KPMG Peat Marwick LLP has audited the financial statements of the Company since 1984 and has no other relationship with or interest in the Company. The Board, based on the recommendation of the Audit Committee, has again appointed KPMG Peat Marwick LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 1996, subject to ratification by the shareholders. If the shareholders do not ratify the appointment of KPMG Peat Marwick LLP, another firm of independent auditors will be selected by the Board. Proxies solicited by the Board will be voted to ratify the appointment of KPMG Peat Marwick LLP, unless shareholders specify otherwise in their proxies. Representatives of KPMG Peat Marwick LLP will be present at the meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to questions.

                    SHAREHOLDER PROPOSALS AND OTHER MATTERS

  Any shareholder proposals for the Company's 1997 Annual Meeting must be received by the Company by December 7, 1996 in order to be included in the proxy statement for that meeting. The proposals also must comply with all applicable statutes and regulations.

  At the time this Proxy Statement was mailed, the Board was not aware of any matters to be presented for action at the Annual Meeting other than those discussed in this Proxy Statement. If other matters properly come before the meeting, the proxy holders have discretionary authority--unless it is expressly revoked--to vote all proxies in accordance with their discretion.

  SHAREHOLDERS WHO WISH TO OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995, MAY DO SO WITHOUT CHARGE UPON WRITTEN REQUEST
TO: INVESTOR RELATIONS, COMPUTER NETWORK TECHNOLOGY CORPORATION, 605 NORTH HIGHWAY 169, SUITE 800, MINNEAPOLIS, MINNESOTA 55441.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       /s/ Lewis Shender
                                       Lewis Shender,
                                       Secretary
Minneapolis, Minnesota
April 4, 1996

________________________________________________________________________________

                    COMPUTER NETWORK TECHNOLOGY CORPORATION

        605 North Highway 169, Suite 800, Minneapolis, Minnesota 55441

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.



The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated April 4, 1996, hereby appoints John R. Brintnall and Lewis Shender as proxies (each with the power to act alone and with the power of substitution and revocation), to represent the undersigned and to vote, as designated on the reverse side, all shares of Common Stock of Computer Network Technology Corporation held of record by the undersigned on March 20, 1996, at the Annual Meeting of Shareholders to be held on May 17, 1996 at the Minneapolis Marriott City Center, 30 South Seventh Street, Minneapolis, Minnesota, at
10:00 a.m. and any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS NO. 1, 2, 3, AND 4. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

                          (Continued on reverse side)



- --------------------------------------------------------------------------------
                            .FOLD AND DETACH HERE.

                                                               Please mark
                                                              your votes as  [X]
                                                              indicated in
                                                              this example

1. ELECTION OF DIRECTORS             NOMINEES: Bruce T. Coleman, Erwin A. Kelen,
                                     Lawrence Perlman, John A. Rollwagen

        FOR            WITHOLD       (INSTRUCTION: To withhold authority to vote
all nominees listed   AUTHORITY      for any individual nominee, write that
 (except as marked   to vote for     nominee's name in the space provided
  to the contrary    all nominees    below.)
    at right)           listed
                                     -------------------------------------------
       [_]               [_]

2. PROPOSAL TO AMEND THE 1992 STOCK AWARD PLAN to increase the number of shares authorized for issuance thereunder from 3,250,000 to 4,350,000, to limit to 250,000 the number of shares for which any single participant may be granted options in any one calendar year, to provide for the grant of options to nonemployee directors when they become members of the Executive Committee and/or Chairmen of Vice Chairmen, and to increase the maximum number of shares subject to options that can be awarded to any single employee during a calendar year to 750,000.

                         FOR     AGAINST     ABSTAIN
                         [_]       [_]         [_]

3. PROPOSAL TO AMEND THE 1992 EMPLOYEE STOCK PURCHASE PLAN to increase the number of shares authorized for issuance thereunder from 400,000 to 450,000, and to limit the number of shares that may be purchased thereunder to 5,000 per participant for any annual Purchase Period.

                         FOR     AGAINST     ABSTAIN
                         [_]       [_]         [_]

4. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG     5. The Proxies are authorized
   PEAT MARWICK LLP as the independent auditors      to vote in their discretion
   for the Company for the fiscal year ending        upon such other business as
   December 31, 1996.                                may properly come before
                                                     the meeting.
           FOR     AGAINST     ABSTAIN
           [_]       [_]         [_]

                   PLEASE SIGN exactly as name appears on this card. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer, If a partnership, please sign in partnership name by an authorized person.

                   Dated:
                         -------------------------------------------------------

                   -------------------------------------------------------------
                                             (Signature)

                   -------------------------------------------------------------
                                             (Signature)

                   PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


- --------------------------------------------------------------------------------
                            *FOLD AND DETACH HERE*

________________________________________________________________________________



    1996 - COMPUTER NETWORK TECHNOLOGY CORPORATION-VOTING INSTRUCTION CARD

                          401(k) SALARY SAVINGS PLAN
                        ANNUAL MEETING OF SHAREHOLDERS
                           MAY 17, 1996 -- 10:00 A.M.
  MINNEAPOLIS MARRIOTT CITY CENTER, 30 SOUTH SEVENTH STREET, MINNEAPOLIS, MN



DIRECTIONS: As a participant in the Computer Network Technology Corporation 401(k) Salary Savings Plan, you are entitled to instruct the Plan's Trustee, CIGNA Corporation, how to vote the stock allocated to you under the Plan at the Annual Meeting of Shareholders to be held on May 17, 1996, and at any adjournment thereof, upon the matters set forth in the Notice of such meeting. Please complete this card and mail it in the enclosed postage-paid envelope provided to you. It must be received no later than May 10, 1996.

VOTING INSTRUCTIONS: I, the participant in the Computer Network Technology Corporation 401(k) Salary Savings Plan signing this voting instruction card, hereby instruct the Plan's Trustee, CIGNA Corporation, to vote the shares of Computer Network Technology Corporation stock allocated to me under the foregoing Plan.

                          (Continued On Reverse Side)


- --------------------------------------------------------------------------------
                            .FOLD AND DETACH HERE.

                                                             Please mark
                                                             your votes as
                                                             indicated in
                                                             this example  [X]


1. ELECTION OF DIRECTORS           NOMINEES: Bruce T. Coleman, Erwin A. Kelen,
                                   Lawrence Perlman, John A. Rollwagen
       FOR            WITHHOLD     (INSTRUCTION: To withhold authority to vote
all nominees listed   AUTHORITY    for any individual nominee write that
(except as marked    to vote for   nominee's name on the space provided below.)
 to the contrary     all nominees
   at right)           listed

       [_]              [_]
                                   ------------------------------------------

2. PROPOSAL TO AMEND THE 1992 STOCK AWARD PLAN to increase the number of shares authorized for issuance thereunder from 3,250,000 to 4,350,000, to limit to 250,000 the number of shares for which any single participant may be granted options in any one calendar year, to provide for the grant of options to nonemployee directors when they become members of the Executive Committee and/or Chairman or Vice Chairman, and to increase the maximum number of shares subject to options that can be awarded to any single employee during a calendar year to 750,000.

                          FOR     AGAINST     ABSTAIN

                          [_]       [_]         [_]

3. PROPOSAL TO AMEND THE 1992 EMPLOYEE STOCK PURCHASE PLAN to increase the number of shares authorized for issuance thereunder from 400,000 to 450,000, and to limit the number of shares that may be purchased thereunder to 5,000 per participant for any annual Purchase Period.

                          FOR     AGAINST     ABSTAIN

                          [_]       [_]         [_]

4. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP as the independent auditors for the Company for the fiscal year ending December 31, 1996.

                          FOR     AGAINST     ABSTAIN

                          [_]       [_]         [_]

5. The Proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

PLEASE SIGN exactly as name appears on this card. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.


Dated:
      --------------------------------------------------------------------------

- --------------------------------------------------------------------------------
                                  (Signature)

- --------------------------------------------------------------------------------
                                  (Signature)

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

- --------------------------------------------------------------------------------
                             FOLD AND DETACH HERE